Exhibit 99.1

October 10, 2008

To our valued customers of our community banks:

For many of us, the recent turmoil in investment banking circles seemed far away from community banking as we know it. Then, recently, the largest bank operating in Virginia, Wachovia, was sold - basically for losses related to its acquisition of a California savings institution that was heavily invested in the sub-prime mortgage industry.

That news brought the credit market crisis home to all Virginians and generated a mix of emotions, including our own genuine disappointment as bankers with the practices of some financial institutions.

First, despite what has happened in a few instances, banks are still the safest place you can put your money and the only place where those savings are guaranteed to grow. Second, your deposits with us are insured by the FDIC, which ranks all of our banks as “well-capitalized,” its highest designation. Finally, because we are a multi-bank holding company, we can distribute large deposits that exceed FDIC limits among our member banks to increase your FDIC insurance protection.

The national financial crisis may have raised questions in your mind about how our community banks operate. We’d like to tell you where we stand:

•	We stand on solid banking ground … on sound principles and honest dealings.

•	We stand by our customers and their communities through changes in their lives and changing times.

•	We stand against financial fads, against risks we would not take for our own families and against products no one understands.

•	We stand where we’ve stood since 1902 … on Virginia soil with the people who live and work around us.

•	Stated simply, we stand for you.

This approach has worked for customers of our banks through ups and downs of the economy from the Great Depression to smaller, more recent disruptions. We have had no exposure to sub-prime mortgages; we have never been in that business. Our investment portfolio did not include stock issued by Fannie Mae or Freddie Mac, or any of the investment banking and brokerage firms in the recent headlines with solvency problems. We use your deposits to invest in the best and safest places we know: our own communities.

We are not immune to disruptions or downturns in the economy but we are equipped to deal with them. Our credit quality and credit management has received heightened attention. We will build loan loss reserves, taking into consideration analysis of our loan portfolio and the uncertainties in the economy. Our annualized loan charge-offs and non-performing loans remain well below levels reported by most publicly traded banks based in Virginia. Because our overall credit quality is strong, we continue to be able to support the credit requirements of our customers.

In these difficult times, the Union Bankshares member banks remain profitable. We will continue to serve the people and businesses in our communities.

We value you as a customer. You have placed your financial assets with us because you trust us. Thank you. We will continue to manage our banks in a prudent manner that reinforces the trust you have placed in us.

/s/ G. William Beale	/s/ D. Anthony Peay
G. William Beale	D. Anthony Peay
President and CEO	Executive Vice President and CFO
Union Bankshares Corporation	Union Bankshares Corporation

/s/ John C. Neal	/s/ N. Byrd Newton
John C. Neal	N. Byrd Newton
President and CEO	President and CEO
Union Bank and Trust Company	Northern Neck State Bank

/s/ Michael T. Leake	/s/ Robert L. Bailey
Michael T. Leake	Robert L. Bailey
President and CEO	President and CEO
Rappahannock National Bank	Bay Community Bank

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